Item 77Q(a)(iii) - Exhibits - Copies of any Material Amendments to Registrant's Charter or By-Laws


VISION GROUP OF FUNDS, INC.
ARTICLES SUPPLEMENTARY

		VISION GROUP OF FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

		FIRST: Effective July 1, 1999 the Corporation has classified as "Vision Mid Cap Stock Fund Class A Shares" One Billion previously unissued and unclassified shares of the total Twenty Billion (20,000,000,000) authorized shares of capital stock of the Corporation (par value one mill ($0.001) per share).

		SECOND: Effective July 1, 1999 the Corporation has classified as "Vision Mid Cap Stock Fund Class B Shares" One Billion previously unissued and unclassified shares of the total Twenty Billion (20,000,000,000) authorized shares of capital stock of the Corporation (par value one mill ($0.001) per share).

		THIRD: The shares of Vision Mid Cap Stock Fund Class A Shares, and Vision Mid Cap Stock Fund Class B Shares classified hereby shall each have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in Article VI of the Corporation's Charter and shall be subject to all provisions of the Charter relating to capital stock of the Corporation.

		FOURTH: The foregoing Articles Supplementary does not increase the authorized stock of the Corporation or the aggregate par value thereof; the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended; and the shares of Vision Mid Cap Stock Fund Class A Shares and Vision Mid Cap Stock Fund Class B Shares of the Corporation classified as set forth in Article FIRST of these Articles Supplementary have been classified by the Corporation's Board of Directors under the authority contained in the Charter of the Corporation.

		The undersigned Vice President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of her knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.

		IN WITNESS WHEREOF, Vision Group of Funds, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary as of this 21st day of June, 1999.

WITNESS:	VISION GROUP OF FUNDS, INC.

/s/ Victor R. Siclari		By:/s/  Beth S. Broderick
Victor R. Siclari	     Beth S. Broderick
Secretary	     Vice President